Exhibit 15



October 27, 1995



To Northeast Utilities:

We are aware that Northeast Utilities has incorporated by reference in its Registration Statement No. 33-34622, No. 33-40156, No. 33-63023, and No. 33-
44814 its Form 10-Q for the quarter ended September 30, 1995 which includes our report dated October 27, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ Arthur Andersen LLP

    Arthur Andersen LLP